EXHIBIT  99.1
                          SHARE SUBSCRIPTION AGREEMENT
                                (the "Agreement")

                            STANFORD MANAGEMENT LTD.
                                 (the "Company")


TO:          STANFORD  MANAGEMENT  LTD.
             Suite  420
             625  Howe  Street
             Vancouver,  BC
             Canada,  V6C  2T6

AND  TO:     THE  DIRECTORS  THEREOF

1. I, the undersigned, hereby offer to subscribe for and agree to purchase Common Shares with a par value of $0.001 per share (the "Securities") of the Company at a price US $0.20 per share and deliver herewith a check or bank draft, made payable to Stanford Management Ltd. in the amount of US $ in full payment of the aggregate subscription price for the Securities.

2.   I  hereby  represent  and  warrant  that:

     (a) I am not an officer, director or "affiliate" (as the term is defined in Rule 403 of the Securities Act of 1933):

     (b) my subscription for the Securities is unconditional, irrevocable and non-transferable, and has not been induced by any warranties or representations with regards to the present or future value of the Securities;

     (c)  The  Company  is  a  private  issuer  under  Delaware  State  law;

     (d) I am purchasing the Securities for my own account for investment purposes and not with a view towards distribution and have no present arrangement or intention to sell the Securities; and

     (e) I have full power and authority to execute and deliver this Agreement and to perform its obligation hereunder; and this Agreement is a legally binding obligation of myself and enforceable against me in accordance with its terms.

3. I hereby agree that this Agreement constitutes an irrevocable offer by me for the Securities at the price, on the terms and subject to the conditions herein set out, and is subject to acceptance by the Board of Directors of the Company in their sole discretion.

4. I hereby irrevocably appoint the President of the Company, or failing him the Secretary Treasurer of the Company in office from time to time, as attorney-in-fact for me and authorize him or her as such to make and sign on my behalf and to deliver any and all resolutions of members, as may be deemed desirable by the directors of the Company to provide for any change in the Company's constating documents or by-laws necessary to enable the Company to offer its shares to the public.

5.   The  Company  hereby  represents  and  warrants  to  me  that:

     (a) The Company was incorporated in 1998 under the laws of the State of Delaware and is in full compliance, to the extent applicable, with all reporting obligations under Delaware law;

     (b) The execution, delivery and performance of this Agreement by the Company and the performance of its obligations hereunder do not and will not constitute a breach or violation of any of the terms and provisions of, or constitute a default under or conflict with or violate any provisions of (i) the Company's Articles of Incorporation or By-laws, (ii) any indenture, mortgage, deed of trust, agreement or any instrument to which the Company is a party or by which it or any of its property is bound, (iii) any applicable stature or regulation, or (iv) any judgment, decree or order of any court or government body having jurisdiction over the Company or any of its property;

     (c) The execution, delivery and performance of this Agreement and the consummation of the issuance of the Securities and the transaction contemplated by this Agreement are within the Company's corporate powers and have been duly authorized by all necessary corporate and stockholder action on behalf of the Company;

     (d) There is no action, suit or proceedings before or by any court or governmental agency or body, domestic or foreign, now pending or, to the knowledge of the Company, threatened against or affecting the Company or any of its properties, which might result in any material adverse change in the condition (financial or otherwise) or in the earnings, business affairs or business prospects of the Company, or which might materially and adversely affect the properties or assets thereof; and

     (e) To the Company's best knowledge, the conduct of the business of the Company complies in all material respects with all statutes, laws, regulations, ordinances, rules, judgments, orders and decrees applicable thereto. The Company has not received notice of any alleged violations of any statute, law, regulation ordinance, rule, judgment, order or decree from any governmental authority which would materially adversely affect the business of the Company.

6. If any change is made to the issued shares of the Company which are the same class and kind as the Securities by way of consolidation, subdivision, reclassification, amalgamation or otherwise at any time before this Agreement is exercised, the Securities shall be deemed to be increased or decreased to such number or altered to such class and kind as would have resulted from such change if this Agreement had been exercised before the date of such change.

7. This Agreement constitutes the entire agreement between myself and the Company, and there are no other agreements, warranties, representations, conditions or covenants, written or oral, expressed or implied, in respect of, or which affect, the transactions herein contemplated, and this Agreement supercedes and supplants any previous dealings whatsoever between myself and the Company in respect of the said transactions.

8. This Agreement will be construed and enforced in accordance with and governed by the laws of the State of Delaware without reference to principles of conflict of law. Both the Company and myself consent to the exclusive jurisdiction of the federal courts whose district encompasses any part of the State of Delaware or the state courts of the State of Delaware in connection with any dispute arising under this Agreement and hereby waives, to the maximum extent permitted by law, any objection, including any objection based on forum nor conveniens, to the bringing of any such proceeding in such jurisdiction. Both the Company and myself hereby agree that if another party to this Agreement obtains a judgment against it in such a proceeding, the party which obtained such judgment may enforce same by summary judgment in the courts of any country having jurisdiction over the party against whom such judgment was obtained, and each party hereby waives any defences available to it under local law and agrees to the enforcement of such a judgment. Both the Company and myself irrevocably consent to the service of process in any such proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to such party at its address set forth herein. Nothing herein shall affect the right of any party to serve process in any other manner permitted by law.

     I will update my address as may be required from time to time by notice in writing to the Company.

DATED:               ,  2003



Signature  of  Witness                         Signature  of  Subscriber


Name  of  Witness                              Name  of  Subscriber


Resident  Address                              Resident  Address





Occupation                                     Telephone  Number


ACCEPTED:                    ,  2003


STANFORD  MANAGEMENT  LTD.

Per:
     Authorized  Signatory



     SEND BOTH SIGNED COPIES OF THIS AGREEMENT TO THE COMPANY AND ONE FULLY
             SIGNED AGREEMENT, IF ACCEPTED, WILL BE RETURNED TO YOU.